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                                                                    EXHIBIT 11.1


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

         Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the years ended May 31 were as follows (in thousands, except per share amounts):

                                                     YEAR ENDED MAY 31
                                              -------------------------------
                                                1995        1994        1993
                                              --------    --------    -------
Income before cumulative effect
  of change in accounting principle.........  $ 297,588   $204,370    $109,809

Cumulative effect of change in accounting
  principle, net of tax benefit.............          -          -     (55,943)
                                              ---------   --------    --------

Net income applicable to common and
  common equivalent shares..................  $ 297,588   $204,370    $ 53,866
                                              =========   ========    ========

Average shares of common stock
  outstanding...............................     55,988     55,333      54,370

Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options........................      2,438      2,867       2,213
  Less shares repurchased from proceeds of
    assumed exercise of options.............     (1,932)    (2,188)     (1,864)
                                              ---------   --------    --------

Average common and common equivalent
  shares....................................     56,494     56,012      54,719
                                              =========   ========    ========

Earnings per share:
  Before cumulative effect of change in
    accounting principle....................  $    5.27   $   3.65    $   2.01
  Cumulative effect of change in
    accounting principle....................          -          -       (1.03)
                                              ---------   --------    --------

Net earnings per share......................  $    5.27   $   3.65    $    .98
                                              =========   ========    ========


- -   The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

- -   Fully diluted earnings per share are substantially the same as earnings per share for the years ended May 31, 1995, 1994, and 1993.